Exhibit 10.5

DD3 Acquisition Corp. III

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico

[●], 2021

DD3 Sponsor Group III, LLC

Pedregal 24, 3rd Floor, Interior 300

Colonia Molino del Rey, Del. Miguel Hidalgo

11040 Mexico City, Mexico

Ladies and Gentlemen:

This letter will confirm our agreement that, commencing on the effective date (the “Effective Date”) of the registration statement (the “Registration Statement”) for the initial public offering (the “IPO”) of the securities of DD3 Acquisition Corp. III (the “Company”) and continuing until the earlier of (i) the consummation by the Company of an initial business combination or (ii) the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”), DD3 Sponsor Group III, LLC (the “Sponsor”) shall make available, or cause to be made available, to the Company certain general and administrative services, including office space, utilities and administrative support, as may be reasonably required by the Company from time to time, situated at Pedregal 24, 3rd Floor, Interior 300, Colonia Molino del Rey, Del. Miguel Hidalgo, 11040 Mexico City, Mexico (or any successor location). In exchange therefor, the Company shall pay the Sponsor the sum of $5,000 per month on the Effective Date and continuing monthly thereafter until the Termination Date. The Sponsor hereby agrees that it does not have any right, title, interest, cause of action or claim of any kind (each, a “Claim”) in or to any monies that may be set aside in a trust account (the “Trust Account”) to be established upon the consummation of the IPO for the benefit of the public stockholders of the Company and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

DD3 ACQUISITION CORP. III

By:
	Name:	Martin Werner
	Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

DD3 SPONSOR GROUP III, LLC

By:
	Name:	Jorge Combe
	Title:	Manager

[Signature Page to Administrative Services Agreement]